Exhibit 10.1
March 3, 2008
Variable Term Accelerated Share Repurchase Transaction
To:
EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
From:
Credit Suisse International
One Cabot Square
London E14 4QJ
England
Dear Sirs:
This letter agreement (this “Confirmation”) confirms the terms and conditions of the accelerated share repurchase transaction (the “Transaction”) entered into between EnPro Industries, Inc. (“Counterparty”) and Credit Suisse International (“CSI”), represented by Credit Suisse, New York branch (“Agent”) as its agent, on the Trade Date specified below. This Confirmation constitutes a “Confirmation” under the Agreement specified below.
1.	The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. References herein to a “Transaction” shall be deemed to be references to a “Share Forward Transaction” for purposes of the Definitions. This Confirmation evidences a complete binding agreement between Counterparty and CSI as to the terms of this Transaction.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border), as if, on the Trade Date hereof, CSI and Counterparty had executed that agreement (but without any Schedule other than the provisions in Section 15 of this Confirmation), and for the avoidance of doubt, this Transaction shall be the only transaction under the Agreement. In the event of any inconsistency between the Definitions and the Agreement, the Definitions will govern. In the event of any inconsistency between this Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Confirmation will govern.

2.	The following terms and conditions shall govern the Transaction:
General Terms:

Trade Date:	March 3, 2008

Commencement Date:	A Scheduled Trading Day following March 3, 2008 and before or on May 6, 2008, as notified by Counterparty to CSI in writing on such Commencement Date; provided that if the Commencement Date occurs on a Scheduled Trading Day after March 14, 2008, and (i) the product of (x) the closing price of Shares on the Exchange on such Commencement Date and (y) the Number of Shares minus (ii) the Prepayment Amount is (A) a positive number, then Counterparty shall pay to CSI in USD such amount on such Commencement Date, or (B) a negative number, then CSI shall pay to Counterparty in USD the absolute value of such amount on such Commencement Date.

Buyer:	Counterparty

Seller:	CSI

Shares:	The common stock, par value $0.01 of Counterparty (sometimes also referred to as the “Issuer”).

Price Adjustment Period
Termination Date:	The earlier of:
(i) the Scheduled Termination Date; and

(ii) the Scheduled Trading Day immediately preceding the Accelerated Termination Date.

Scheduled Termination Date:	August 29, 2008

Accelerated Termination Date:	Any Exchange Business Day after June 30, 2008 and prior to the Scheduled Termination Date that is so designated by CSI by written notice to Counterparty of its intention to terminate the Price Adjustment Period (it being understood that such notice may be given on the Accelerated Termination Date).

Price Adjustment Period:	The period commencing on and including the Scheduled Trading Day immediately following the Commencement Date and ending on and including the Price Adjustment Period Termination Date.

Initial Settlement:

Prepayment:	Applicable.

Prepayment Amount:	USD49,999,989

Prepayment Date(s):	The third Clearance System Business Day after the Trade Date and March 10, 2008. On each Prepayment Date, CSI shall deliver a number of Shares equal to 50% of the Number of Shares to Counterparty in accordance with Section 9.4 of the Definitions (with the Prepayment Date deemed to be a “Settlement Date” for purposes of such Section 9.4), against payment by Counterparty of 50% of the Prepayment Amount.

Number of Shares:	1,693,193

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges
Final Settlement:

Cash Settlement:	If Counterparty has not elected Net Share Settlement in accordance with the “Net Share Settlement” provisions below, then (i) if the Cash Settlement Payment Amount is positive, CSI shall pay to Counterparty an amount in cash equal to the Cash Settlement Payment Amount; and (ii) if the Cash Settlement Payment Amount is negative, Counterparty shall pay to CSI an amount in cash equal to the absolute value of the Cash Settlement Payment Amount, each on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The third Currency Business Day following the Price Adjustment Period Termination Date.

Cash Settlement Payment Amount:	An amount equal to (i) the Prepayment Amount, as adjusted pursuant to the provisions of “Commencement Date” minus (ii) the product of the Average Reference Price and the Number of Shares.

Net Share Settlement:	If Counterparty, by written notice to CSI prior to the opening of trading on the fifth Scheduled Trading Day before the Scheduled Termination Date (or, in the case of an Accelerated Termination Date, immediately following receipt of notice from CSI of the designation of such Accelerated Termination Date) elects that Net Share Settlement shall apply, then:

(i)   If the Cash Settlement Payment Amount (calculated as if Cash Settlement applied) is positive, then CSI shall deliver to Counterparty a number of Shares (the “CSI Share Delivery Amount”) equal to (x) the Cash Settlement Payment Amount divided by (y) the arithmetic average of the Daily 10b-18 VWAP Prices for each Valuation Date during the Share Settlement Pricing Period. With respect to any Shares delivered by CSI pursuant hereto, the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares. “Share Settlement Pricing Period” means a number of Valuation Dates not exceeding 20 valuation Dates, as specified by CSI following receipt by CSI of the notice described herein, commencing on the Scheduled Trading Day immediately following the Price Adjustment Period Termination Date.

(ii)  If the Cash Settlement Payment Amount (calculated as if Cash Settlement applied) is negative, then Counterparty shall deliver to CSI a number of Shares (the “Counterparty Share Delivery Amount”) in accordance with provisions of Annex A; provided, in no event shall Counterparty be required to deliver more than 2,539,789 Shares (as such number may be adjusted for stock splits or similar events) or as otherwise agreed by the parties.

Settlement Date:	The third Exchange Business Day following (i) the Price Adjustment Period Termination Date if Counterparty Share Delivery Amount is to be delivered, and (ii) the last day of the Share Settlement Pricing Period if CSI Share Delivery Amount is to be delivered.

Daily Share Reference Price:	For each Valuation Date, (a) the 10b-18 volume-weighted average price per Share on the Exchange on such day as published on Bloomberg Page “NPO <Equity> AQR SEC” (the “Daily 10b-18 VWAP Price”) or any successor page thereto, or if such price is not so reported on such Valuation Date for any reason, as reasonably determined by the Calculation Agent, minus (b) the Daily Reference Price Adjustment specified in Schedule I.

Average Reference Price:	The arithmetic average of the Daily Share Reference Prices for each Valuation Date during the Price Adjustment Period.

Valuation Date:	Any Scheduled Trading Day that is not a Valuation Disruption Day.

Valuation Disruption Day:	Any Scheduled Trading Day (i) that is a Disrupted Day or a day designated by CSI as a Valuation Disruption Day pursuant to Section 5.6 or Section 7 hereof; or (ii) on which CSI or its affiliates (collectively, “CS”) reasonably determine that it would be appropriate, in light of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by CS), for CS to refrain from purchasing Shares in connection with this Transaction or to purchase fewer than the number of Shares that it would otherwise purchase in connection with this Transaction on such day.

For each Valuation Disruption Day, CSI may, by written notice to Counterparty, extend the Price Adjustment Period or the Share Settlement Pricing Period, as applicable, by an additional Valuation Date; provided however, if the extension relates to clause (ii) in the paragraph immediately above, CSI shall not communicate to Counterparty the reason for such extension in the written notice.

If any Scheduled Trading Day is a Disrupted Day in the Price Adjustment Period or the Share Settlement Pricing Period, as the case may be, the Calculation Agent may, in good faith, reasonably determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Daily 10b-18 VWAP Price for such Disrupted Day may not be included for purposes of determining the Average Reference Price or the CSI Share Delivery Amount, as applicable, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Daily 10b-18 VWAP Price for such Disrupted Day may be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the Daily 10b-18 VWAP Price for the relevant Scheduled Trading Days during the Price Adjustment Period or the Share Settlement Pricing Period, as the case may be, may be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Average Reference Price or the CSI Share Delivery Amount, as applicable, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. “Rule 10b-18 eligible transactions” shall mean trades that are reported during the period of time during which Counterparty could purchase the Shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act (as defined below).

In addition, the occurrence of a Disrupted Day, whether in part or in full, during the Price Adjustment Period shall be a Potential Adjustment Event under the Definitions.

Market Disruption Event:	Section 6.3(a) of the Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption at any time prior to the relevant Valuation Time on the relevant Valuation Date, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Calculation Agent:	CSI

Credit Support Documents:	None

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of the occurrence of any Disrupted Day or partial Disrupted Days, references to the “diluting or concentrative effect on the theoretical value of the relevant Shares” in Section 11.2(c) of the Definitions shall be deemed deleted and the Calculation Agent shall make adjustments to any variable relevant to the exercise, settlement, payment or other terms of the Transaction as the Calculation Agent determines appropriate to account for the effect of the Disrupted Day on the theoretical value of the Transaction.
Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Determining Party:	CSI

Tender Offer:	Applicable

Consequences of Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	CSI

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that Section 12.6(a)(iii) of the Definitions shall be amended by replacing the phrase, “an Exchange or quotation system located in the same country as the Exchange (or, where the Exchange is within the European Union, in any member state of the European Union)” with the phrase, “any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.
Additional Disruption Events:

(a) Change-in-Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.5%

(e) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.8%

Determining Party:	CSI

Additional Termination Event:	CSI may designate any Scheduled Trading Day as an Early Termination Date with respect to the Transaction if Counterparty, at any time prior to final settlement of this Transaction, (i) alters the amount per share or frequency of its ordinary cash dividend on the Shares, or (ii) declares any dividend other than an ordinary cash dividend on the Shares. In either such case, this Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party.

Non-Reliance/ Agreements and Acknowledgments Regarding Hedging Activities/ Additional Acknowledgments:	Applicable
3.	Share Settlement:

3.1	Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”) (except, in the case of clause (y), an Extraordinary Event that is a Nationalization, Insolvency, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if one party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Definitions (any such amount, a “Payment Amount”), then on the date on which any Payment Amount is due, in lieu of any payment or delivery of such Payment Amount, Counterparty may elect, by prior written notice to CSI, that the party owing such amount shall deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount based on the market value of the Shares (or such Alternative Termination Property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent; provided that in determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

3.2	Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, to the extent (but only to the extent) that transactions in Shares (or any other class of voting securities of Counterparty) would result in the ultimate parent entity of CSI directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) at any time on such day in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty, (a) CSI shall not be obligated to deliver or receive any Shares to or from Counterparty, (b) Counterparty shall not be entitled to receive any Shares from CSI on such day, and (c) any purported receipt or delivery of Shares shall be void and have no effect.

If, on any day, any delivery or receipt of Shares by CSI is not made, in whole or in part, as a result of this provision, the respective obligations of Counterparty and CSI to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as practicable after CSI determines, in a commercially reasonable manner, that such receipt or delivery would not result in its ultimate parent entity directly or indirectly beneficially owning in excess of 9.0% of the outstanding Shares or any other class of voting securities of Counterparty.

4.	Additional Agreements of the Parties:

4.1	For the avoidance of doubt, the last sentence of the first paragraph of 6(e) of the Agreement shall not apply with respect to this Transaction.

4.2	CSI agrees that in the event of the bankruptcy of Counterparty, CSI shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit CSI’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Transaction; and provided further that in pursuing a claim against Counterparty in the event of a bankruptcy, insolvency or dissolution with respect to Counterparty, CSI’s rights hereunder shall rank on a parity with the rights of a holder of Shares enforcing similar rights under a contract involving Shares.

4.3	The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty hereunder.

4.4	The parties agree and acknowledge that CSI is a “financial institution,” “swap participant” and/or “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that CSI is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

5.	CS Share Purchases:

5.1	Any purchases or sales of Shares by CS will be conducted independently of Counterparty. The timing of any CS purchases or sales of Shares, the number of Shares thus purchased or sold on any day, the price paid or received per Share for any CS purchases or sales of Shares and the manner in which any CS purchases or sales of Shares are made, including without limitation whether such CS purchases or sales are made on any securities exchange or privately, shall be within the sole discretion of CS.

5.2	From the date hereof to the Price Adjustment Period Termination Date or the last day of the Share Settlement Pricing Period, as the case may be, Counterparty shall not, and shall cause its “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Credit Suisse Securities (USA) LLC. However, the foregoing shall not limit Counterparty’s ability (or the ability of any “agent independent of the issuer” (as defined in Rule 10b-18)), pursuant to any plan (as defined in Rule 10b-18) of Counterparty, to re-acquire Shares in connection with any equity transaction related to such plan or otherwise restrict Counterparty’s ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any such re-acquisition or repurchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18).

5.3	From the date hereof to the Price Adjustment Period Termination Date and on any day during the Share Settlement Pricing Period, Counterparty will effect all of its purchase transactions in Shares through Credit Suisse Securities (USA) LLC.

5.4	Upon request by CSI, Counterparty shall, at least one day prior to the first day of the Price Adjustment Period, notify CSI of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Price Adjustment Period and during the calendar week in which the first day of the Price Adjustment Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

5.5	Neither Counterparty nor any of its affiliates shall take any action that would cause any CS purchases of Shares in connection with this Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Counterparty.

5.6	Notwithstanding anything to the contrary herein or in the Definitions, on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of a Merger Transaction or a potential Merger Transaction:
(a)	Counterparty shall notify CSI of such Merger Transaction or potential Merger Transaction prior to the opening of trading in the Shares on such day;

(b)	Counterparty shall promptly notify CSI following any such announcement that such announcement has been made, and shall promptly provide CSI with written notice specifying (i) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through CS, and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) for the three full months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to CSI that such information is true and correct. Counterparty understands that CSI will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c)	CSI may in its good faith sole discretion, if it determines the resulting reduction in permissible volume of Rule 10b-18 purchases to be material, designate one or more Scheduled Trading Days in the period from and including the public announcement thereof to and including the earlier of the completion of such transaction or the completion of the vote by target shareholders to be Disrupted Days, and extend the Price Adjustment Period or the Share Settlement Pricing Period, as the case may be, by the number of Disrupted Days so designated.
For the avoidance of doubt, “Merger Transaction” in this Section 5.6 means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv).

5.7	Counterparty acknowledges that:
(a)	during the term of the Transaction, CSI and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish or adjust its hedge position with respect to the Transaction;

(b)	CSI and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(c)	CSI shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Average Reference Price and Daily 10b-18 VWAP Price;

(d)	any market activities of CSI and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Average Reference Price and Daily 10b-18 VWAP Price, each in a manner that may be adverse to Counterparty; and

(e)	the Transaction is a transaction in which it has granted CSI an option; CSI may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.
6.	Indemnification and Contribution:

6.1	Indemnification by Counterparty:

Counterparty agrees to indemnify and hold harmless CSI, its affiliates, their respective directors, officers, employees, agents, advisors, brokers and representatives and each person who controls CSI or its affiliates within the meaning of either the Securities Act or the

Exchange Act against, and Counterparty agrees that no indemnified party shall have any liability to Counterparty or any of its affiliates, officers, directors, or employees for, any losses, claims, damages, liabilities (whether direct or indirect, in contract, tort or otherwise) or expenses, joint or several, to which any indemnified party may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (i) arise out of or relate to (A) actions or failures to act by Counterparty or (B) actions or failures to act by an indemnified party with the consent of, upon the direction of, or with the knowledge of Counterparty or (ii) otherwise arise out of or relate to the Transaction. Counterparty will not be liable under this Section 6.1 to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted primarily from the gross negligence or willful misconduct of CSI. Counterparty agrees to reimburse promptly each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damages, liability, expense or action. This indemnity agreement will be in addition to any liability which Counterparty may otherwise have.

6.2	Contribution:

If the indemnification provided for above is unavailable to any indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then Counterparty, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect not only the relative fault of Counterparty on the one hand and of CSI on the other in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, but also any other relevant equitable considerations. The relative fault of Counterparty on the one hand and CSI on the other shall be determined by reference to, among other considerations, whether the misstatement or alleged misstatement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Counterparty or by CSI and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.2 were determined by a method of allocation that does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.	Distribution Event:

Counterparty represents that it is not engaged as of the Trade Date in a distribution, as such term is used in Regulation M under the Exchange Act (a “Distribution”). If, on any day prior to the second Scheduled Trading Day immediately following the last day of the later of the Price Adjustment Period and the Share Settlement Pricing Period, Counterparty or any of its affiliates or agents makes a Distribution of Shares or any security for which the Shares are a reference security (as defined in Regulation M) that would, in the view of CSI, preclude Counterparty from purchasing Shares or cause any such purchases to violate any law, rule or regulation, Counterparty shall provide to CSI at least one Scheduled Trading Day’s notice of such Distribution and use reasonable efforts to cause such Distribution to be completed or otherwise terminated as soon as reasonably practicable given the circumstances of the Distribution. CSI may, in its good faith sole discretion, designate such day a Disrupted Day and, in connection with such designation, extend the Price Adjustment Period or the Share Settlement Pricing Period, as the case may be, by one Valuation Day for each day that such Distribution continues.

8.	Additional Representations and Warranties of Counterparty:

Counterparty hereby represents and warrants to CSI that:

(a)	It has entered into this Transaction
(i)	in connection with a duly authorized Share repurchase program, which program shall be publicly announced on the date hereof; and

(ii)	solely for the purposes stated in such public disclosures.
(b)	As of the Commencement Date and the date, if any, as of which Counterparty elects that “Net Share Settlement” shall apply, it has complied with all applicable law, rules and regulations in connection with disclosure of all material information with respect to its business, operations or condition (financial or otherwise), and has filed such disclosure as required.

(c)	As of the Commencement Date and the date, if any, as of which Counterparty elects that “Net Share Settlement” shall apply, all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. As of each such date, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares.

(d)	Any purchases made by CS during the Price Adjustment Period and the Share Settlement Pricing Period will be made by CS as principal (and not as an agent of Counterparty) and will be proprietary in nature and not for the benefit or pursuant to the direction of Counterparty. Without limiting the generality of the foregoing, during the Price Adjustment Period and the Share Settlement Pricing Period, the parties agree that they will not communicate in any way regarding CS’s purchases. The parties further agree that during the Price Adjustment Period and the Share Settlement Pricing Period, (i) Counterparty and its agents or representatives shall not have, and shall not attempt to exert, any influence over how, when or whether CS effects purchases of Shares; and (ii) they intend for this Confirmation to constitute a binding contract satisfying the requirements of Rule 10b-5(1)(C) under the Exchange Act. Counterparty is entering into this Transaction in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1. Counterparty acknowledges and agrees that any modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” under Rule 10b5-1(c).
(e)	Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(f)	Counterparty is not currently prohibited by law, contract or otherwise from purchasing Shares in a number equal to the Number of Shares during the term of this Transaction.

(g)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(h)	Upon CSI’s request, Counterparty shall, prior to the date hereof, deliver to CSI a resolution of Counterparty’s board of directors authorizing the transaction and such other certificate or certificates that CSI may reasonably require.

9.	Additional Covenants of Counterparty:

Counterparty shall not at any time prior to the termination of this Transaction communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by CS to any Relevant CSI Personnel. For purposes hereof, “Relevant CSI Personnel” means any employee of CS, except employees that CSI has notified Counterparty in writing are not Relevant CSI Personnel.

10.	U.S. Private Placement Representations:

As this Transaction constitutes, or may constitute, the sale by CSI to Counterparty of a security or securities (as defined in the Securities Act), in addition to the representations contained in Section 3 of the Agreement, Counterparty hereby represents to CSI, in accordance with Section 3 of the Agreement, as follows:

(a) Counterparty is acquiring such securities for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in any such securities acquired by Counterparty;

(b) Counterparty represents and warrants that it qualifies as an “eligible contract participant” as that term is defined in the U.S. Commodity Exchange Act, as amended, and is a “qualified investor” as that term is defined in the Exchange Act;

(c) Counterparty is not, as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(d) Counterparty understands that the offer and sale by CSI of such securities are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. In furtherance thereof, Counterparty represents and warrants that (i) it has the financial ability to bear the economic risk of its investment and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in options and similar instruments and has determined that such securities are a suitable investment for it, (iii) it is an institution that qualifies as an “accredited investor” as that term is defined in Regulation D under the Securities Act; and

(e) Counterparty has been given the opportunity to ask questions of, and receive answers from, CSI concerning the terms and conditions of such securities and concerning the financial condition and business operations of CSI and has been given the opportunity to obtain such additional information necessary in order for Counterparty to evaluate the merits and risks of purchase of such securities to the extent CSI possesses such information or can acquire it without unreasonable effort or expense.

Counterparty hereby acknowledges that it understands and agrees that disposition of any such securities is restricted under the Agreement, the Securities Act and state securities laws. For example, such Securities have not been registered under the Securities Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they have been registered under the Securities Act and under the applicable laws of such states or an exemption from such registration is available.

11.	Transfer:

Notwithstanding anything to the contrary in the Agreement, CSI may assign or transfer its rights or obligations under this Transaction, in whole or in part, to any of its affiliates without the prior written consent of Counterparty, provided that the senior unsecured debt rating (“Credit Rating”) of such affiliate (or any guarantor of its obligations under the transferred Transaction) is equal to or greater than the Credit Rating of CSI, as specified by S&P or Moody’s, at the time of such assignment or transfer.

12.	Account Details:

Payments to CSI: To be advised

Payments to Counterparty: To be advised
13.	Governing Law; Waiver of Jury Trial:

13.1	The Agreement and this Confirmation, and all disputes arising out of or in connection with the Agreement and this Confirmation or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

13.2	CSI and Counterparty hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to the Agreement, this Confirmation or the Transaction contemplated hereby.

14.	Tax Disclosure:

Notwithstanding any provision in this Confirmation, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

15.	Additional Elections:
(a)	The Termination Currency shall be U.S. dollars.

(b)	For purposes of Section 6(e) of the Agreement, Second Method and Loss shall apply.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and CSI. “Specified Entity” for purposes of Section 5(a)(vi) of the Agreement shall mean all Affiliates. The “Threshold Amount” shall be $5,000,000 with respect to Counterparty and the lesser of 3% of CSI’s shareholders’ equity and $500,000,000 with respect to CSI.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the ISDA Master Agreement shall apply to CSI and Counterparty.

(e)	The “Automatic Early Termination” provision of Section 6(a) of the ISDA Master Agreement shall not apply to CSI and will not apply to Counterparty.
16. Role of Agent:
Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to CSI and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.
(a)	Agent is acting in connection with this Transaction solely in its capacity as Agent for CSI and Counterparty pursuant to instructions from CSI and Counterparty. Agent shall have no responsibility or personal liability to CSI or Counterparty arising from any failure by CSI or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by CSI or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of CSI and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(b)	Any and all notices, demands, or communications of any kind relating to this Transaction between CSI and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse, New York branch Eleven Madison Avenue New York, NY 10010-3629

For payments and deliveries: Facsimile No.: (212) 325 8175 Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications: Facsimile No.: (212) 325 8173 Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(c)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to CSI and Counterparty upon written request.

(d)	CSI and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(e)	CSI is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning to us a copy of this Confirmation.

Yours sincerely,

CREDIT SUISSE INTERNATIONAL

By:	/s/ James Jay Jaxon
Name:	James Jay Jaxon
Title:	Director

By:	/s/ Steven Winnert
Name:	Steven Winnert
Title:	Managing Director

CREDIT SUISSE, NEW YORK BRANCH, AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Christy Grant
Name:	Christy Grant
Title:	Vice President

By:	/s/ Anthony Fisher
Name:	Anthony Fisher
Title:	Vice President
Agreed to as of the date first above written.
ENPRO INDUSTRIES, INC.

By:	/s/ Robert D. Rehley
Name:	Robert D. Rehley
Title:	Vice President and Treasurer

By:	/s/ Robert P. McKinney
Name:	Robert P. McKinney
Title:	Assistant Secretary

SCHEDULE I

Daily Reference Price Adjustment:	USD0.425 per Share
Schedule I-1

ANNEX A
Share Delivery Conditions
If Counterparty has elected to deliver the Counterparty Share Delivery Amount or has elected to deliver Shares in lieu of the Payment Amount under Section 3.1,
1. Counterparty shall elect whether Registered Offering or Exempt Offering shall be the offering method by which the Shares will be sold by CSI:
     (i) If Registered Offering is elected, then Shares shall be sold by CSI only pursuant to an effective Registration Statement. Counterparty may elect Registered Offering only if all of the following conditions are met:
     (a) a registration statement covering public resale of such Shares by CSI (the “Registration Statement”) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the Price Adjustment Period Termination Date (or, with respect to Shares delivered pursuant to Section 3 of the Confirmation, the Merger Date, the Tender Offer Date or the date of the occurrence of the Insolvency, Delisting or the Early Termination Date (as the case might be)) (the “Registration Date”), and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to CSI, in such quantities as CSI shall reasonably have requested, on or prior to the Registration Date;
     (b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to CSI;
     (c) as of or prior to the Registration Date, CSI and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to CSI, in its discretion;
     (d) an opinion of counsel for Counterparty and a “cold comfort” letter signed by the independent public accountants who have issued a report on Counterparty’s financial statements included in such Registration Statement shall have been delivered to CSI or its affiliates before [ ], each addressed to CSI and any underwriter, and each in form and substance satisfactory to CSI and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of Counterparty as are customarily covered in opinions of Counterparty’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as CSI or its affiliates may have reasonably requested; and
     (e) as of the Registration Date, an agreement (the “Underwriting Agreement”) shall have been entered into with CSI in connection with the public resale of the Shares by CSI substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to CSI, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, CSI and its affiliates.
     (ii) If Exempt Offering is elected, then Shares shall be sold by CSI pursuant to an offering that is exempt from the registration requirement of the Securities Act (an “Exempt Offering”) and Counterparty may elect Exempt Offering only if (a) as of or prior to the Registration Date, CSI and any potential purchaser of any such shares from CSI (or any affiliate of CSI designated by CSI) identified by CSI shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); (b) as of the Registration Date, an agreement (a “Private Placement Agreement”) shall have been entered into between Counterparty and CSI (or any affiliate of CSI designated by CSI) in connection with the private placement of such shares by Counterparty to CSI (or any such affiliate) and the private resale of such shares by CSI (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to CSI, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, CSI and its affiliates, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for CSI, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; (c) Counterparty shall either (x) represent that it is not aware of any material non-public information regarding Counterparty or the Shares as of the date it elects an Exempt Offering, or (y) before any purchasers decide to purchase the Shares, enter into confidentiality agreements with such purchasers relating to any material non-public information regarding Counterparty or the Shares; (d) Counterparty acknowledges that any Shares sold pursuant to an Exempt Offering may be sold at prices that are less than the prices that might otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market; and (e) Counterparty shall not take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(2) of the Securities Act for the sale of Shares delivered pursuant to subclause (a) below or the Additional Shares by Counterparty to CSI or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to CSI for resales of Shares delivered pursuant to subclause (a) below or the Additional Shares.
          (a) If Exempt Offering elected, Counterparty shall deliver to CSI on the Settlement Date or the Early Termination Date, as applicable, a number of Shares equal to (x) the Settlement Amount divided by (y) a price per Share minus a discount, each as reasonably determined by the Calculation Agent. Clauses (i) to (v) of Paragraph 2 shall apply to the Shares delivered to CSI pursuant to this subclause (a).

2. If Registered Offering is elected by Counterparty,
(i) Counterparty shall deliver to CSI on the Settlement Date or the Early Termination Date, as applicable, a number of Shares equal to (x) the Settlement Amount divided by (y) a price per Share as reasonably determined by the Calculation Agent (such Shares so delivered, the “Offered Shares”). For the purpose of this Annex A, “Settlement Amount” shall mean either the Payment Amount or the absolute value of the Counterparty Payment Amount, as applicable.
(ii) CSI or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Offered Shares comprising the Shares delivered by Counterparty pursuant to Clause (i) above (“Offered Shares”) and any Additional Shares delivered by Counterparty to CSI in a commercially reasonable manner.
(iii) At the end of each day upon which sales have been made, the Settlement Amount shall be (x) reduced by an amount equal to the aggregate Net Proceeds received by CSI upon settlement of the sale of such Shares and (y) increased by an amount (as reasonably determined by the Calculation Agent) equal to CSI’s funding cost with respect to the then-current Settlement Amount as of the close of business on such day. “Net Proceeds” means proceeds of any sale(s) made by CSI or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise).
(iv) If, on any day, the Settlement Amount has been reduced to zero, but not all of the Offered Shares have been sold, no additional Offered Shares shall be sold and CSI shall, on the third Exchange Business Day following such day, deliver to Counterparty (x) any remaining Offered Shares and (y) if the Settlement Amount has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Settlement Amount.
(v) If on any day the Settlement Amount has not been reduced to zero while all of the Offered Shares have been sold (such day, the “Shortfall Day”), Counterparty shall on the Business Day next succeeding such day (the “Makewhole Notice Date”) deliver to CSI a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Settlement Amount as of the Shortfall Day on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date, a number of additional Shares (“the “Additional Shares”) equal to (x) the Settlement Amount as of the Shortfall Day divided by (y) the price per Share as reasonably determined by the Calculation Agent. This clause (v) shall be applied successively until the Settlement Amount is reduced to zero.
(vi) If at any time the number of Shares covered by the Registration Statement is less than the Shares required to be delivered pursuant to this Paragraph 2, then Counterparty shall file additional registration statement(s) to register the sale of all Shares required to be delivered to CSI pursuant to Paragraph 2.